Filed Pursuant to Rule 424(b)(7)
Registration No. 333-224421

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement, together with the accompanying prospectus, is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 18, 2018

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 3, 2018)

2,822,652 Shares

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Common Stock

The selling stockholders identified in this prospectus supplement are offering 2,822,652 shares of common stock of Sportsman’s Warehouse Holdings, Inc. We will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SPWH.” The last reported sale price of our common stock on July 17, 2018 was $5.38 per share.

The underwriter may offer the shares of our common stock from time to time to purchasers directly or through agents, or through brokerage transactions on The Nasdaq Global Select Market, or to dealers in negotiated transactions or in a combination of such methods of sale, or otherwise, at fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to the underwriter’s right to reject any order in whole or in part. See “Underwriting” beginning on page S-11 of this prospectus supplement for more information.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-7 of this prospectus supplement and the risk factors included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus to read about certain factors you should consider before buying our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount and commission(1)	$	$
Proceeds, before expenses, to the selling stockholders	$	$

(1) See “Underwriting” for a description of the compensation payable to the underwriter by the selling stockholders.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the shares of common stock to purchasers on or about July     , 2018.

D.A. Davidson & Co.

The date of this prospectus supplement is July     , 2018.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling stockholders and the terms on which the selling stockholders are offering and selling our common stock. The second part is the accompanying prospectus which contains and incorporates by reference important business and financial information about us and other information about this offering. This prospectus supplement and the accompanying prospectus are part of a shelf registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

In making your investment decision, you should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus filed by us with the SEC. We are responsible for the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference herein as described herein and therein, and any free writing prospectus that we prepare and distribute. Neither we, the selling stockholders, nor the underwriter have authorized anyone to provide you with information different from that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any such free writing prospectus. Neither we, the selling stockholders, nor the underwriter are making an offer to sell, or soliciting an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed by us with the SEC is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

As permitted by the rules and regulations of the SEC, this prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement on Form S-3, including its exhibits and the information incorporated by reference therein, of which this prospectus supplement and the accompanying prospectus form a part. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

Before you invest in our common stock, you should read the registration statement of which this document forms a part and this document, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus that are described under the caption “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus, and any free writing prospects that we prepare and distribute.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Unless otherwise expressly indicated or the context otherwise requires, we use the terms “Sportsman’s Warehouse,” the “Company,” “we,” “us,” “our” or similar references to refer to Sportsman’s Warehouse Holdings, Inc. and its subsidiaries.

S-ii

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement in that jurisdiction. Persons who come into possession of this prospectus supplement in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement applicable to that jurisdiction.

WHERE YOU CAN FIND MORE INFORMATION

We have filed our registration statement on Form S-3 with the SEC under the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. These documents may also be accessed on our web site at www.sportsmanswarehouse.com. Information contained on, or accessible from, our web site is not incorporated by reference into this prospectus supplement and you should not consider information contained on our web site to be part of this prospectus supplement.

This prospectus supplement and the prospectus are part of a registration statement filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us as indicated above.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference into this document will be deemed to be modified or superseded for purposes of the document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes the statement. We incorporate by reference in this prospectus supplement the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended February 3, 2018 (filed with the SEC on March 29, 2018);

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended February 3, 2018 from our Definitive Proxy Statement on Schedule 14A (filed with the SEC on April 11, 2018);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended May 5, 2018 (filed with the SEC on May 25, 2018);

•	our Current Reports on Form 8-K filed with the SEC on March 14, 2018 (with respect to Item 5.02 and Exhibit 10.1 only), May 17, 2018, May 24, 2018 (with respect to Items 1.01, 1.02 and 2.03 only), May 29, 2018 and July 18, 2018; and

•	the description of our common stock in our registration statement on Form S-1 (File No. 333-194421) filed with the SEC on March 7, 2014, including any amendments and reports filed for the purpose of updating such description.

S-iii

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules) on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom a prospectus (or a notice of registration in lieu thereof) is delivered a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus supplement) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:

Sportsman’s Warehouse Holdings, Inc.

Attn: Chief Financial Officer

7035 South High Tech Drive

Midvale, Utah 84047

Telephone Number: (801) 566-6681

S-iv

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, including the documents incorporated by reference herein, may contain or incorporate forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact included in this prospectus supplement, including the documents incorporated by reference herein, are forward-looking statements. These statements may include words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “objective,” “plan,” “potential,” “positioned,” “predict,” “should,” “target,” “will,” “would” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events or trends. For example, all statements we make relating to our plans and objectives for future operations, growth or initiatives and strategies are forward-looking statements.

These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results.

All of our forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from our expectations. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	our retail-based business model is impacted by general economic conditions and economic and financial uncertainties may cause a decline in consumer spending;

•	current and future government regulations, in particular regulations relating to the sale of firearms and ammunition, may impact the demand for our products and our ability to conduct our business;

•	our concentration of stores in the Western United States makes us susceptible to adverse conditions in this region, which could affect our sales and cause our operating results to suffer;

•	we operate in a highly fragmented and competitive industry and may face increased competition;

•	we may not be able to anticipate, identify and respond to changes in consumer demands, including regional preferences, in a timely manner; and

•	we may not be successful in operating our stores in any existing or new markets into which we expand.

The above is not a complete list of factors or events that could cause actual results to differ from our expectations, and we cannot predict all of them. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements disclosed under “Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended February 3, 2018, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and in any prospectus supplement.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements we make. These forward-looking statements speak only as of the date on which they are made and are not guarantees of future performance or developments and involve known and unknown risks, uncertainties and other factors that are in many cases beyond our control. Except as required by law, we undertake no obligation to update or revise any forward-looking statements publicly, whether as a result of new information, future developments or otherwise.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights the information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, and is qualified in its entirety by reference to the more detailed information and financial statements appearing elsewhere in this prospectus supplement. Because this is only a summary, it does not contain all of the information that may be important to you. Before investing in our common stock you should read this entire prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with all documents incorporated by reference herein and therein, carefully, including the “Risk Factors” section of this prospectus supplement and in our Annual Report on Form 10-K for the year ended February 3, 2018 and our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

Overview

Sportsman’s Warehouse is a high-growth outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right quality hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors. We strive to accomplish this goal by tailoring our broad and deep merchandise assortment to meet local conditions and demand, offering everyday low prices, providing friendly support from our knowledgeable, highly trained staff and offering extensive in-store events and educational programming. These core strategies help position Sportsman’s Warehouse as the “local outdoor experts” and the preferred place to both shop and share outdoor-based experiences in the communities we serve. As a result, we are expanding our loyal customer base in existing markets and increasing our store footprint in new markets, which we believe will further drive our growth and profitability.

Sportsman’s Warehouse was founded in 1986 as a single retail store in Midvale, Utah and has grown to 90 stores across 22 states as of July 17, 2018. Today, we have the largest outdoor specialty store base in the Western United States and Alaska. Our stores range from 15,000 to 65,000 gross square feet, with an average size of approximately 40,000 gross square feet. Our store layout is adaptable to both standalone locations and strip centers. Based on publicly available information, we believe it is less capital-intensive for us to open new stores compared to our principal competitors because our “no frills” store layout requires less initial cash investment to build out and our stores generally require less square footage than the stores of our competitors. Together, these features enable us to effectively serve markets of multiple sizes, from Metropolitan Statistical Areas with populations of less than 75,000 to major metropolitan areas with populations in excess of 1,000,000, while generating consistent four-wall Adjusted EBITDA margins and returns on invested capital across a range of store sales volumes.

Corporate Information

We are a holding company, and all of our business operations are conducted through our wholly owned subsidiaries, Sportsman’s Warehouse, Inc., a Utah corporation, and Minnesota Merchandising Corporation, a Minnesota corporation, and their subsidiaries. Our principal executive office is located at 7035 South High Tech Drive, Midvale, Utah 84047, and our telephone number is (801) 566-6681. We maintain a website at www.sportsmanswarehouse.com. Information contained on, or accessible from, our web site is not incorporated by reference into this prospectus supplement and you should not consider information contained on our web site to be part of this prospectus supplement.

Emerging Growth Company Status

We are an “emerging growth company” (an “EGC”) as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). We have taken, and for as long as we are an EGC, we may continue to take, advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGC, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding stockholder advisory “say-on-pay” votes on executive compensation and stockholder advisory votes on golden parachute compensation.

Under the JOBS Act, we will remain an EGC until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenue of $1.07 billion or more;

•	the last day of the fiscal year following the fifth anniversary of the closing of our initial public offering (“IPO”) in April 2014;

•	the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and

•	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act (we will qualify as a large accelerated filer as of the first day of the first fiscal year after we have (1) more than $700 million in outstanding common equity held by our non-affiliates and (2) been public for at least 12 months; the value of our outstanding common equity will be measured each year on the last day of our second fiscal quarter).

The Offering

Common stock offered by selling stockholders	2,822,652 shares.

Common stock outstanding	42,938,236 shares.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholders. We will bear the costs associated with this registration in accordance with the registration rights agreement between us and the selling stockholders. However, the selling stockholders will bear any brokerage commissions, transfer taxes or underwriting commissions and discounts attributable to its sale of shares of our common stock.

Dividend policy	We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy” on page S-9 of this prospectus supplement.

Risk factors	Investing in our common stock involves a high degree of risk. You should carefully read the information set forth under “Risk Factors” beginning on page S-7 of this prospectus supplement, together with all of the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, before buying shares of our common stock.

Nasdaq symbol	SPWH

In this prospectus supplement, unless otherwise indicated, the number of shares of common stock outstanding and the other information based thereon does not reflect, as of July 17, 2018, 351,079 shares of common stock available for future grant and 676,283 shares of common stock subject to outstanding awards under the Sportsman’s Warehouse Holdings, Inc. 2013 Performance Incentive Plan (the “Incentive Plan”) and 606,693 shares of common stock available for future purchase under Sportsman’s Warehouse Holdings, Inc. Employee Stock Purchase Plan (the “ESPP”).

Summary Consolidated Financial and Operating Data

Our summary consolidated financial and other data below should be read together with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto as provided, as applicable, in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018 and our Quarterly report on Form 10-Q for the thirteen weeks ended May 5, 2018, which are each incorporated by reference into this prospectus supplement.

We operate on a fiscal calendar which, in a given fiscal year, consists of the 52- or 53-week period ending on the Saturday closest to January 31st. The reporting periods contained in our audited consolidated financial statements incorporated by reference in this prospectus supplement contain 53 weeks of operations for our fiscal year ended February 3, 2018, which we refer to in this prospectus supplement as fiscal year 2017, and 52 weeks of operations for each of our fiscal years ended January 28, 2017, which we refer to in this prospectus supplement as fiscal year 2016, and our fiscal year ended January 30, 2016, which we refer to in this prospectus supplement as fiscal year 2015.

The tables below set forth our summary consolidated financial and operating data for the fiscal years ended and as of February 3, 2018, January 28, 2017, and January 30, 2016 and the thirteen weeks ended and as of May 5, 2018 and April 29, 2017. This summary consolidated financial and operating data is derived from our: (i) audited consolidated financial statements for the fiscal years ended February 3, 2018, January 28, 2017, and January 30, 2016 and as of February 3, 2018 and January 28, 2017, which are incorporated by reference into this prospectus supplement, (ii) audited consolidated financial statements as of January 30, 2016, which are not incorporated by reference into this prospectus supplement, (iii) unaudited condensed consolidated financial statements for the thirteen weeks ended May 5, 2018 and April 29, 2017, which are incorporated by reference into this prospectus supplement, and (iv) unaudited condensed consolidated financial statements as of April 29, 2017, which are not incorporated by reference into this prospectus supplement. The unaudited condensed consolidated financial statements reflect, in the opinion of management, all adjustments necessary for the fair presentation of the financial condition and results of operations for such periods. Interim financial statements are not necessarily indicative of results that may be experienced for the full year or any future reporting period. Historical results are not necessarily indicative of results that may be expected for any future period.

	Thirteen Weeks Ended		Fiscal Year Ended
	May 5, 2018	April 29, 2017	February 3, 2018	January 28, 2017	January 30, 2016
	(Unaudited)
	(in thousands, except per share data)
Consolidated Statements of Income Data:
Net sales(1)	$180,059	$156,898	$809,671	$779,956	$706,764
Cost of goods sold(1)	124,493	108,283	535,811	516,726	468,234

Gross profit	$55,566	$48,615	$273,860	263,230	238,530
Selling, general and administrative expenses	59,216	52,382	227,292	202,543	179,218

(Loss) income from operations	(3,650)	(3,767)	46,568	60,687	59,312
Interest expense	(3,557)	(3,150)	(13,738)	(13,402)	(14,156)

(Loss) income before income taxes	(7,207)	(6,917)	32,830	47,285	45,156
Income tax (benefit) expense	(1,379)	(2,410)	15,088	17,616	17,385

Net income (loss)	$(5,828)	(4,507)	$17,742	$29,669	$27,771

(Loss) earnings per share:
Basic	$(0.14)	$(0.11)	$0.42	$0.70	$0.66

Diluted	$(0.14)	$(0.11)	$0.42	$0.70	$0.66

Weighted average shares outstanding:
Basic	42,727	42,277	42,496	42,187	41,966

Diluted	42,727	42,277	42,522	42,485	42,334

	Thirteen Weeks Ended		Fiscal Year Ended
	May 5, 2018	April 29, 2017	February 3, 2018	January 28, 2017	January 30, 2016
	(Unaudited)
	(in thousands, except per share data)
Consolidated Balance Sheet Data:
Total current assets	$318,145	$304,816	$280,755	$255,924	$232,710
Total assets	416,428	405,634	379,661	346,248	301,328
Long term debt, net of discount, debt issuance costs and current portion	132,142	132,349	132,349	133,721	146,333
Total liabilities	368,951	380,131	329,863	316,247	303,387
Total stockholders’ equity/(deficit)	47,477	25,503	49,798	30,001	(2,059)
Total liabilities and stockholders’ equity	416,428	405,634	379,661	346,248	301,328

	Thirteen Weeks Ended		Fiscal Year Ended
	May 5, 2018	April 29, 2017	February 3, 2018	January 28, 2017	January 30, 2016
	(Unaudited)
	(in thousands, except percentages, number of stores and square feet data)
Other Data:
Adjusted EBITDA(2)	$4,811	$4,198	$72,799	$82,254	$73,024
Adjusted EBITDA margin(2)	2.7%	2.7%	9.0%	11.0%	10.0%
Number of stores open at end of period	89	80	87	75	64
Same store sales growth/(decline) for period excluding e-commerce(3)	—	(6.9)%	(6.9)%	(0.8)%	1.1%
Same store sales growth/(decline) for period including e-commerce(3)	3.4%	—	(6.5)%	—	—

(1)	Prior to fiscal year 2016, we presented our sales and costs of state fish and game licenses, duck stamps, and state government-mandated firearm background checks in net sales and cost of goods sold under the gross method. In fiscal year 2016, our management determined that the revenue from these transactions should have been presented under the net method, thereby recognizing only the commission received in net sales for acting as the agent under the principal versus agent model. Net sales and cost of goods sold for fiscal year 2015 shown above has been revised to reflect this revision. This revision did not have any impact upon gross profit, net income or earnings per share. The following table provides a reconciliation of the revision for fiscal year 2015 as reported on Form 10-K (dollars in thousands):

	As Previously Reported	Revision	As Revised
For the fiscal year ended January 30, 2016
Net sales	$729,912	$(23,148)	$706,764
Cost of goods sold	491,382	(23,148)	468,234

Gross profit	238,530	—	238,530

(2)	Adjusted EBITDA has been presented in this prospectus supplement as a supplemental measure of financial performance that is not required by, or presented in accordance with, generally accepted accounting principles (“GAAP”). We define Adjusted EBITDA as net income plus interest expense, income tax expense, depreciation and amortization, stock-based compensation expense, pre-opening expenses, and other gains, losses, and expenses that we do not believe are indicative of our ongoing expenses. Adjusted EBITDA excludes pre-opening expenses because we do not believe these expenses are indicative of the underlying operating performance of our stores. The amount and timing of pre-opening expenses are dependent on, among other things, the size of the new stores opened and the number of new stores opened during any given period. Adjusted EBITDA margin means, for any period, the Adjusted EBITDA for that period divided by the net sales for that period.

Adjusted EBITDA and Adjusted EBITDA margin are included in this prospectus supplement because they are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are frequently used by analysts, investors and other interested parties in the evaluation of companies in our industry. In addition to assessing our financial performance, we use Adjusted EBITDA and Adjusted EBITDA margin as additional measurement tools for purposes of business decision-making, including evaluating store performance, developing budgets and managing expenditures.

Adjusted EBITDA is not a GAAP measure of our financial performance or liquidity and should not be considered as an alternative to net income as a measure of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and it should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures, store openings and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures or future requirements for capital expenditures or contractual commitments. In evaluating Adjusted EBITDA, you should be aware that, in the future, we will incur expenses that are the same as or similar to some of the adjustments reflected in this presentation, such as income tax expense (benefit), interest expense, depreciation and amortization and pre-opening expenses. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. Management compensates for these limitations by relying on our GAAP results in addition to using Adjusted EBITDA supplementally. Our measures of Adjusted EBITDA are not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

A reconciliation of net income (loss) to Adjusted EBITDA and Adjusted EBITDA margin is set forth below.

	Thirteen Weeks Ended		Fiscal Year Ended
	May 5, 2018	April 29, 2017	February 3, 2018	January 28, 2017	January 30, 2016
	(Unaudited)
	(Dollars in thousands)
Consolidated Statements of Income Data:
Net income (loss)	$(5,828)	$(4,507)	$17,742	$29,669	$27,771
Plus:
Interest expense	3,557	3,150	13,738	13,402	14,156
Income tax expense (benefit)	(1,379)	(2,410)	15,088	17,616	17,385
Depreciation and amortization	4,663	3,942	17,706	13,974	11,569
Stock-based compensation expense(a)	435	650	2,294	3,186	2,257
Pre-opening expenses(b)	716	1,629	3,971	4,264	3,159
CEO retirement(c)	2,647	—	—	—	—
Litigation reversal(d)	—	—	—	—	(4,000)
Secondary offering expenses(e)	—	—	—	143	727
Acquisition expenses(f)	—	1,744	1,744	—	—
Asset write-off(g)	—	—	516	—	—

Adjusted EBITDA	$4,811	$4,198	$72,799	$82,254	$73,024

Adjusted EBITDA margin	2.7%	2.7%	9.0%	11.0%	10.0%

(a)	Stock-based compensation expense represents non-cash expenses related to equity instruments granted to employees under our Incentive Plan and ESPP.
(b)	Pre-opening expenses include expenses incurred in the preparation and opening of a new store location, such as payroll, travel and supplies, but do not include the cost of the initial inventory or capital expenditures required to open a location.
(c)	Payroll and stock compensation expenses incurred in conjunction with the retirement of our former Chief Executive Officer.
(d)	For the year ended January 31, 2015, we accrued $4.0 million for a pending litigation matter in which a jury trial assessed damages against us. In fiscal year 2015, a court reversed the damages assessed against us and granted a motion for judgment as a matter of law in our favor. As a result of that judgment, in fiscal year 2015, we reversed our previous accrual of $4.0 million. On December 21, 2017, after appeal of the judgment in our favor, the appeals court ruled there to be no judgment against us.
(e)	We incurred certain costs related to secondary offerings of our common stock by affiliates of Seidler Equity Partners III, L.P. on September 15, 2015 and April 18, 2016. These costs were expensed as incurred.
(f)	Acquisition expenses for the thirteen weeks ended April 29, 2017 and the fiscal year 2017 relate to fees incurred in connection with the evaluation of a strategic acquisition.
(g)	We identified certain assets relating to our e-commerce platform that were no longer planned to be placed into service. These assets were expensed through selling, general, and administrative expenses during fiscal year 2017.

(3)	Net sales from a store are included in same store sales on the first day of the 13th full month following the store’s opening or acquisition by us. For fiscal years consisting of 53 weeks, we exclude net sales during the 53rd week from our calculation of same store sales. We have historically excluded e-commerce from our calculation of same store sales. However, beginning with fiscal year 2017 and for future periods, same store sales results includes our e-commerce sales. The e-commerce sales for the fiscal years ended January 28, 2017, January 30, 2016 and January 31, 2015 were $9.3 million, $7.7 million and $7.5 million, respectively, and e-commerce sales for the thirteen weeks ended April 29, 2017 were $1.8 million.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the information in this prospectus supplement and the risk factors and other information in the documents incorporated by reference in this prospectus supplement, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, before deciding whether to invest in shares of our common stock. See “Where You Can Find More Information” and “Information We Incorporate By Reference.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders. We will bear the costs associated with this registration in accordance with the registration rights agreement. However, the selling stockholders will bear any brokerage commissions, transfer taxes or underwriting commissions and discounts attributable to their sale of shares of our common stock. For more information, see “Selling Stockholders.”

PRICE RANGE OF COMMON STOCK

The common stock of Sportsman’s Warehouse Holdings Inc. is listed for trading on The Nasdaq Global Select Market under the symbol “SPWH.” The following table sets forth, for the periods indicated, the high and low sales prices of our common stock as reported by The Nasdaq Global Select Market:

Fiscal 2016	High	Low
First Quarter	$14.18	$10.91
Second Quarter	$11.61	$7.71
Third Quarter	$11.30	$9.03
Fourth Quarter	$9.87	$7.81

Fiscal 2017	High	Low
First Quarter	$7.80	$3.86
Second Quarter	$6.36	$3.99
Third Quarter	$4.83	$3.40
Fourth Quarter	$6.99	$3.72

Fiscal 2018	High	Low
First Quarter	$5.34	$3.66
Second Quarter (through July 17, 2018)	$5.83	$4.27

As of July 17, 2018, we had approximately 130 holders of record of our common stock. This number does not include persons who hold our common stock in nominee or “street name” accounts through brokers or banks.

DIVIDEND POLICY

We did not pay any dividends in the thirteen weeks ended May 5, 2018 or in fiscal year 2017 or fiscal year 2016. We currently expect to retain all available funds and future earnings, if any, for use in the operation and growth of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors, subject to compliance with applicable law and any then-applicable contractual provisions, including under the credit agreements governing our term loan and revolving credit facility and agreements governing any additional indebtedness we may incur in the future, that restrict or limit our ability to pay dividends, and will depend upon, among other factors, our results of operations, financial condition, earnings, capital requirements and other factors that our board of directors deems relevant.

Additionally, because we are a holding company, our ability to pay dividends depends on our receipt of cash dividends from our operating subsidiaries, which may further restrict our ability to pay dividends as a result of the laws of their jurisdiction of organization, agreements of our subsidiaries or covenants under our existing or future indebtedness. All of our business operations are conducted through our wholly owned subsidiaries, Sportsman’s Warehouse, Inc. and Minnesota Merchandising Corporation and their subsidiaries. The ability of Sportsman’s Warehouse, Inc. and Minnesota Merchandising Corporation to pay dividends to us, and our ability to pay dividends on our capital stock, is limited by our term loan. Our revolving credit facility also limits our ability to pay dividends on our capital stock. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries.

SELLING STOCKHOLDERS

The table below sets forth information regarding the beneficial ownership of shares of our common stock by the selling stockholders.

The number of shares disclosed in the table below as “beneficially owned” are those beneficially owned as determined under the rules and regulations of the SEC. Such information is not necessarily indicative of ownership for any other purpose. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he, she or it has no economic interest.

The number of shares of our common stock outstanding and the percentage of beneficial ownership before and after this offering set forth below is based on 42,938,236 shares of our common stock outstanding as of July 17, 2018. Beneficial ownership reflected in the table below includes the total shares held by the selling stockholders and their affiliates.

For information about certain relationships between us and the selling stockholders, see “Certain Relationships and Related Party Transactions with the Selling Stockholder” in the accompanying prospectus.

	Shares of Common Stock Beneficially Owned Prior to This Offering		Shares of Common Stock sold hereby	Shares of Common Stock Beneficially Owned After This Offering
Name	Number	Percent		Number		Percent
Seidler Equity Partners III, L.P.(1)	3,274,686	7.6%	2,635,181	639,505	(2)	1.5%
SK Capital Holdings, L.P.(1)	232,966	0.5%	187,471	45,495	(2)	0.1%

(1)	Based on information provided to us by the selling stockholders. As of July 17, 2018, Seidler Equity Partners III, L.P. (“SEP III”) is the holder of record of 3,274,686 shares of our common stock and SK Capital Holdings, L.P. (“SK Capital”) is the holder of record of 232,966 shares of our common stock. SEM III, LLC (“SEM III”) is the general partner of SEP III and Omnibus GP, LLC (“Omnibus GP”) is the general partner of SK Capital. In addition, Seidler Kutsenda Management Company, LLC (“SKMC”) serves as the investment manager of SEP III. SEM III and Omnibus GP, as the general partners of SEP III and SK Capital, respectively, have ultimate voting and dispositive power over all of the shares owned by SEP III and SK Capital, respectively. SEM III and SKMC may be deemed, pursuant to Rule 13d-3 under the Exchange Act to beneficially own the common stock held by SEP III, and Omnibus GP may be deemed, pursuant to Rule 13d-3 under the Exchange Act to beneficially own the common stock held by SK Capital. SEM III, Omnibus GP and SKMC disclaim beneficial ownership of the shares of common stock held by SEP III and SK Capital, as applicable, except to the extent of their indirect pecuniary interests, if any, in those shares. Mr. Christopher Eastland, a member of our Board of Directors since August 2009, is an officer of SK Capital and SEM III. The address of SEP III, SK Capital, SEM III and Omnibus GP is 4640 Admiralty Way, Suite 1200, Marina del Rey, CA 90292.
(2)	SK Capital and SEP III previously entered into a trading plan pursuant to Rule 10b5-1 under the Exchange Act to enable them to sell certain shares of common stock held by them. As of July 17, 2018, 639,505 shares of common stock held by SEP III and 45,495 shares of common stock held by SK Capital remain covered by that trading plan.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the selling stockholders have agreed to sell to the underwriter named below the following number of shares of common stock:

Underwriter	Number of Shares
D.A. Davidson & Co.	2,822,652

The underwriting agreement provides that the underwriter is obligated to purchase all the shares of common stock in the offering if any are purchased. The underwriting agreement also provides that if the underwriter defaults, the offering may be terminated.

Commissions, Discounts and Expenses

The underwriter proposes to offer the shares of common stock initially at the public offering price on the cover page of this prospectus supplement. The underwriter may offer the shares of our common stock from time to time to purchasers directly or through agents, or through brokerage transactions on The Nasdaq Global Select Market, or to dealers in negotiated transactions or in a combination of such methods of sale, or otherwise, at fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by the underwriter and subject to the underwriter’s right to reject any order in whole or in part.

The following table summarizes the compensation and underwriting discount and commission the selling stockholders will pay:

	Per Share	Total
Public offering price	$	$
Underwriting discount and commission paid by selling stockholders	$	$
Proceeds, before expenses, to selling stockholders	$	$

We estimate that our out of pocket expenses for this offering will be approximately $275,000. In addition, we have agreed to reimburse the underwriter for certain of their expenses in an amount up to $10,000.

No Conflict of Interest

The underwriter has informed us that it does not expect sales to accounts over which the underwriter has discretionary authority to exceed 5% of the shares of common stock being offered. The underwriter will not confirm sales to any accounts over which it exercises discretionary authority without first receiving a written consent from those accounts.

Indemnification

We and the selling stockholders have agreed to indemnify the underwriter and its control persons against liabilities under the Securities Act, or contribute to payments that the underwriter or its control persons may be required to make in such respect.

Listing

Our common stock is listed on The Nasdaq Global Select Market under the symbol “SPWH.”

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock, in accordance with Regulation M under the Exchange Act. In particular, the underwriter may sell more shares of common stock than it is obligated to purchase under the underwriting agreement, which would create a short position that the underwriter can close out by purchasing shares of common stock in the open market. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of our common stock in the open market to stabilize the price of the common stock, subject to applicable requirements. These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.

A prospectus supplement in electronic format may be made available on websites maintained by the underwriter, or selling group members, if any, participating in this offering, and the underwriter may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriter and selling group members that will make internet distributions on the same basis as other allocations.

Other Relationships

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. From time to time, the underwriter and its affiliates have directly and indirectly engaged, or may engage, in various financial advisory and investment banking services for us and our affiliates, for which it received, or may receive, customary compensation, fees and expense reimbursement.

In the ordinary course of their various business activities, the underwriter and its affiliates may also make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments (directly, as collateral securing other obligations or otherwise). The underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The underwriter has advised us that, except as specifically contemplated in the underwriting agreement, it owes no fiduciary duty or other duties to us in connection with this offering, and it has agreements and relationships with, and owes duties to, third parties, including potential purchasers of the securities in this offering, that may create actual, potential or apparent conflicts of interest between the underwriter and us.

LEGAL MATTERS

The validity of the common stock to be issued in this offering and certain other legal matters with respect to the offering will be passed upon for us by O’Melveny & Myers LLP. Certain legal matters in connection with this offering will be passed upon for the underwriter by K&L Gates LLP.

EXPERTS

The consolidated financial statements of Sportsman’s Warehouse Holdings, Inc. as of February 3, 2018 and January 28, 2017, and for each of the fiscal years in the three-year period ended February 3, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Sportsman’s Warehouse Holdings, Inc.

$50,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

and

5,322,652 Shares

of

Common Stock

Offered by the Selling Stockholder

From time to time, we may offer and sell up to $50,000,000 in aggregate of the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

In addition, the selling stockholder identified in this prospectus may, from time to time, offer and sell up to 5,322,652 shares of our common stock. The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of our common stock will be sold by the selling stockholder. We will not receive any proceeds from the resale of shares of common stock from time to time by the selling stockholder, but we have agreed to pay all registration expenses other than brokerage commissions, transfer taxes, or, if applicable, underwriting commissions and discounts.

This prospectus provides a general description of the securities we may offer. We may provide specific terms of securities to be offered in one or more supplements to this prospectus. We may also provide a specific plan of distribution for any securities to be offered in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, together with any documents incorporated by reference herein or therein, before you invest in our securities.

Our common stock is listed on The Nasdaq Global Select Market, or Nasdaq, under the symbol “SPWH.” On April 23, 2018, the last reported sale price of our common stock was $5.14 per share. The applicable prospectus supplement will contain information, where applicable, as to the listing of any other securities covered by the prospectus supplement other than our common stock on Nasdaq or any other securities exchange.

Investing in any of our securities involves a high degree of risk. Please read carefully the section entitled “Risk Factors” on page 6 of this prospectus, the “Risk Factors” section contained in the applicable prospectus supplement and the information included and incorporated by reference in this prospectus.

We are an “emerging growth company” under applicable Securities and Exchange Commission rules and are eligible for reduced public company reporting requirements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 3, 2018

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total aggregate offering price of $50,000,000 and our selling stockholder may sell up to 5,322,652 shares of common stock in one or more offerings.

This prospectus provides a general description of the securities we may offer. We may provide specific terms of securities to be offered in one or more supplements to this prospectus. We may also provide a specific plan of distribution for any securities to be offered in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement, you should rely on the information in the accompanying prospectus supplement.

Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Information We Incorporate by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you. None of us, the selling stockholder, or any underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Neither we nor any selling stockholder are making offers to sell common stock or any other securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Unless otherwise expressly indicated or the context otherwise requires, we use the terms “Sportsman’s Warehouse,” the “Company,” “we,” “us,” “our” or similar references to refer to Sportsman’s Warehouse Holdings, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed our registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. These documents may also be accessed free of charge on our web site at www.sportsmanswarehouse.com. Information contained on our web site is not incorporated by reference into this prospectus and you should not consider information contained on our web site to be part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us as indicated above. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K and incorporated into this prospectus by reference.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus and any accompanying prospectus supplement to the extent that a statement contained herein or in any subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended February 3, 2018 (filed with the SEC on March 29, 2018);

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended February 3, 2018 from our Definitive Proxy Statement on Schedule 14A (filed with the SEC on April 11, 2018);

•	our Current Report on Form 8-K filed with the SEC on March 14, 2018 (with respect to Item 5.02 and Exhibit 10.1 only); and

•

the description of our common stock in our Registration Statement on Form S-1 (File No. 333-194421), filed with the SEC on March 7, 2014, including any amendments and reports filed for the purpose of updating such description

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act (other than the portions that are deemed to have been furnished and not filed in accordance with SEC rules), on or after the date of the filing of the initial registration statement related to this prospectus, and on or after the date of this prospectus and prior to the termination of the offerings of all securities under this prospectus and any prospectus supplement. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

We will provide to each person, including any beneficial owner, to whom a prospectus (or a notice of registration in lieu thereof) is delivered a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference as an exhibit to this prospectus) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:

Sportsman’s Warehouse Holdings, Inc.

Attn: Chief Financial Officer

7035 South High Tech Drive

Midvale, Utah 84047

Telephone Number: (801) 566-6681

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference herein, may contain or incorporate forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact included in this prospectus, including the documents incorporated by reference herein, are forward-looking statements. These statements may include words such as “aim,” “anticipate,” “assume,” “believe,” “can have,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “likely,” “may,” “objective,” “plan,” “potential,” “positioned,” “predict,” “should,” “target,” “will,” “would” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events or trends. For example, all statements we make relating to our plans and objectives for future operations, growth or initiatives and strategies are forward-looking statements.

These forward-looking statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions. We derive many of our forward-looking statements from our own operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution predicting the impact of known factors is very difficult, and we cannot anticipate all factors that could affect our actual results.

All of our forward-looking statements are subject to risks and uncertainties that may cause our actual results to differ materially from our expectations. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to:

•	current and future government regulations, in particular regulations relating to the sale of firearms and ammunition, may impact the demand for our products and our ability to conduct our business;

•	our retail-based business model is impacted by general economic conditions and economic and financial uncertainties may cause a decline in consumer spending;

•	our concentration of stores in the Western United States makes us susceptible to adverse conditions in this region, which could affect our sales and cause our operating results to suffer;

•	we operate in a highly fragmented and competitive industry and may face increased competition;

•	we may not be able to anticipate, identify and respond to changes in consumer demands, including regional preferences, in a timely manner; and

•	we may not be successful in operating our stores in any existing or new markets into which we expand.

The above is not a complete list of factors or events that could cause actual results to differ from our expectations, and we cannot predict all of them. All written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements disclosed under “Item 1A. Risk Factors,” in our Annual Report on Form 10-K for the year ended February 3, 2018, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, and in any prospectus supplement.

Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements we make. These forward-looking statements speak only as of the date on which they are made and are not guarantees of future performance or developments and involve known and unknown risks, uncertainties and other factors that are in many cases beyond our control. Except as required by law, we undertake no obligation to update or revise any forward-looking statements publicly, whether as a result of new information, future developments or otherwise.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

Company Overview

We are a high-growth outdoor sporting goods retailer focused on meeting the everyday needs of the seasoned outdoor veteran, the first-time participant and every enthusiast in between. Our mission is to provide a one-stop shopping experience that equips our customers with the right hunting, shooting, fishing and camping gear to maximize their enjoyment of the outdoors. We strive to accomplish this goal by tailoring our broad and deep merchandise assortment to meet local conditions and demand, offering everyday low prices, providing friendly support from our knowledgeable, highly trained staff and offering extensive in-store events and educational programming. These core strategies help position Sportsman’s Warehouse as the “local outdoor experts” and the preferred place to both shop and share outdoor-based experiences in the communities we serve. As a result, we are expanding our loyal customer base in existing markets and increasing our store footprint in new markets, which we believe will further drive our growth and profitability.

We were founded in 1986 as a single retail store in Midvale, Utah and have grown to 87 stores across 22 states. Today, we have the largest outdoor specialty store base in the Western United States and Alaska. Our store layout is adaptable to both standalone locations and strip centers. Based on publicly available information, we believe it is less capital-intensive for us to open new stores compared to our principal competitors because our “no frills” store layout requires less initial cash investment to build out and our stores generally require less square footage than the stores of our competitors. Together, these features enable us to effectively serve markets of multiple sizes, from Metropolitan Statistical Areas with populations of less than 75,000 to major metropolitan areas with populations in excess of 1,000,000, while generating consistent four-wall Adjusted EBITDA margins and returns on invested capital across a range of store sales volumes.

Our principal executive office is located at 7035 South High Tech Drive, Midvale, Utah 84047, our telephone number is (801) 566-6681 and our fax number is (801) 304-4388. Our website is www.sportsmanswarehouse.com. However, the information located on, or accessible from, our website is not, and should not be deemed to be, part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated into any other filing that we submit to the SEC.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. See “Where You Can Find More Information” and “Information We Incorporate By Reference.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also adversely affect our business. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated. The following table is qualified by the more detailed information appearing in the computation table set forth in Exhibit 12.1 to the registration statement of which this prospectus is part and the historical financial statements, including the notes to those financial statements, incorporated by reference in this prospectus.

Fiscal Year Ended
	February 3, 2018	January 28, 2017	January 30, 2016	January 31, 2015	February 1, 2014
Ratio of earnings to fixed charges	2.18x	2.83x	1.67x	1.95x	2.02x

For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income (loss) and fixed charges. Fixed charges consist of interest expense and the interest portion of rent expense.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges for each period.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of any securities offered hereby. Unless otherwise specified in any prospectus supplement, we currently intend to use the net proceeds from the sale of any securities offered under this prospectus for working capital and general corporate purposes including, but not limited to, capital expenditures, working capital, and other business opportunities, or for repayment of debt. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

We will not receive any proceeds from the sale of shares of our common stock that may be sold from time to time pursuant to this prospectus by the selling stockholder.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS WITH

THE SELLING STOCKHOLDER

Registration Rights Agreement

We entered into a registration rights agreement with affiliates of Seidler Equity Partners III, L.P., which we collectively refer to as Seidler, where we granted to Seidler registration rights for the common stock it beneficially owns. Under the registration rights agreement, Seidler may require us to use our reasonable best efforts to register for resale their registrable shares of our common stock under the Securities Act. These registration rights include the following provisions:

Form S-3 Registration Rights. At such time as we have qualified for the use of Form S-3, affiliates of Seidler and certain of their permitted transferees may require us to use our reasonable best efforts to register the resale of any of their registrable shares on Form S-3.

Piggyback Registration Rights. If at any time, we propose to file a registration statement under the Securities Act for our common stock (excluding the registration statement of which this prospectus forms a part or any registration on Form S-4 or Form S-8), we will offer to include the registrable shares of Seidler and certain of their permitted transferees in the registration statement subject only to a determination by the managing underwriter that the success of the marketing (including pricing) would not be adversely affected by the inclusion of securities of the parties.

Expenses. We are responsible for paying all registration expenses in connection with any registration pursuant to the registration rights agreement (including the costs associated with this registration), excluding any underwriting fees, commissions, discounts and allowances, and fees of underwriter’s counsel (other than “blue sky”).

Indemnification. We have agreed to indemnify each of the stockholders party to the registration rights agreement against certain liabilities under the Securities Act in connection with any registration of their registrable shares.

Indemnification of Officers and Directors

We have entered into indemnification agreements with each of our current executive officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses reasonably incurred as a result of any proceeding against them as to which they could be indemnified. Additionally, we may enter into indemnification agreements with any future directors or executive officers. See “Description of Capital Stock—Limitation on Liability of Directors and Officers.”

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a formal written policy providing that our audit committee is responsible for reviewing “related party transactions,” which are transactions (i) in which we are or will be a participant, (ii) in which the aggregate amount involved exceeds or may be expected to exceed $120,000, or such lower threshold as our audit committee may determine, and (iii) in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, nominee for director, executive officer or greater than 5% beneficial owner of our common stock and their immediate family members. Under this policy, all related party transactions may be consummated or continued only if approved or ratified by our audit committee. In reviewing and approving any such transactions, our audit committee will be tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction.

No member of our audit committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a related party, except that such member can be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of the committee.

SELLING STOCKHOLDER

The selling stockholder named below may offer from time to time in the future up to an aggregate of 5,322,652 shares of our common stock, subject to adjustments for stock splits, stock dividends and reclassifications. The following table sets forth the name of the selling stockholder (and/or the beneficial owner) and the number of shares of common stock held by it as of the date of this prospectus.

Information in the table below with respect to beneficial ownership has been furnished by the selling stockholder. There are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares are being registered to permit public secondary trading of the shares and selling stockholder may offer the shares for resale from time to time. Beneficial ownership reflected in the table below includes the total shares held by the individual and his or her affiliates. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

The selling stockholder listed in the table below may have sold, transferred, otherwise disposed of or purchased, or may sell, transfer, otherwise dispose of or purchase, at any time and from time to time, shares of our common stock in transactions exempt from the registration requirements of the Securities Act or in the open market after the date on which it provided the information set forth in the table below.

Information about additional selling stockholders, if any, including their identities and the common stock to be registered on their behalf, will be set forth in a prospectus supplement, in a post-effective amendment or in filings that we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. Information concerning the selling stockholder may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus, in a post-effective amendment or in filings we make with the SEC under the Exchange Act, which are incorporated by reference into this prospectus if and when necessary.

	Shares Beneficially Owned Prior to This Offering		Shares of Common Stock that May be Sold Hereby	Shares Beneficially Owned After This Offering+
Name	Number	Percent(1)		Number	Percent(1)
Seidler Kutsenda Management Company LLC (2)	5,322,652	12.44%	5,322,652	—	—

+

Assumes that the selling stockholder will sell all of its common stock subject to resale pursuant to this prospectus. There is no assurance that the selling stockholder will resell all or any of its common stock.

(1)	Percentage of common stock is based on 42,762,703 shares of our common stock outstanding as of April 11, 2018.
(2)

Based on information provided to us by the selling stockholder. Seidler Equity Partners III, L.P. (“SEP III”) is the holder of record of 4,969,138 shares of our common stock and SK Capital Holdings L.P. (“SK Capital”) is the holder of record of 353,514 shares of our common stock. Seidler Kutsenda Management Company (“SKMC”) is the investment manager of SEP III and the general partner of SK Capital. SKMC, as the investment manager of SEP III and the general partner of SK Capital, has ultimate voting and dispositive power over all of the shares owned by SEP III and SK Capital. SKMC may be deemed, pursuant to Rule 13d-3 under the Exchange Act to beneficially own common stock held by SEP III and SK Capital. SKMC disclaims beneficial ownership of the shares of common stock, except to the extent of its indirect pecuniary interests, if any, in those shares. Mr. Christopher Eastland, a member of our Board of Directors since August 2009, is a partner at SEP III and SK Capital. In addition, Mr. Leonard Lee, a member of our Board of Directors from August 2009 to May 2016, is a partner at SEP III and SK Capital. The address of SEP III, SK Capital and SKMC is 4640 Admiralty Way, Suite 1200, Marina del Rey, CA 90292.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries only. For more detailed information, please see our certificate of incorporation and bylaws, which are filed as exhibits to reports we file with the SEC, and the Delaware General Corporation Law.

Authorized Capitalization

Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of April 11, 2018, there were 42,762,703 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of stockholders, including the election or removal of directors. Our directors are elected by a plurality of the votes cast by stockholders entitled to vote on the election. All other matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

There are no cumulative voting rights for the election of directors, which means that the holders of a majority of the shares of our common stock voted are entitled to elect all of our directors.

Dividends

Subject to the rights of holders of any then-outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available therefor.

Liquidation

In the event of our liquidation, dissolution or winding up, either voluntary or involuntary, holders of our common stock would be entitled to share ratably in all assets available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Other Rights

Holders of our common stock do not have preemptive rights to purchase shares of our stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Blank Check Preferred Stock

Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by our stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could make it more difficult for a third party to acquire, or could adversely affect the rights of our common stockholders by restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

As of April 24, 2018, no shares of preferred stock were issued and outstanding. All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable and, unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, will not have any preemptive or similar rights. We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the specific terms of each series of our preferred stock, including the price at which the preferred stock may be purchased, the number of shares of preferred stock offered, and the terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities.

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

Set forth below is a summary of the relevant provisions of our certificate of incorporation and bylaws and certain applicable sections of the Delaware General Corporation Law. For additional information we refer you to the provisions of our certificate of incorporation, our bylaws and such sections of the Delaware General Corporation Law.

Our certificate of incorporation and bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor. A description of these provisions is set forth below.

Classified Board

Our certificate of incorporation provides that our board of directors, other than those directors elected by the holders of any series of preferred stock, will be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.

Removal of Directors Only for Cause

Our certificate of incorporation and bylaws provide that, except for any director elected by the holders of any series of preferred stock, directors can be removed only for cause.

Special Meetings of Stockholders

Our bylaws provide that special meetings of our stockholders may be called only by the board of directors, or by the chairman of the board of directors, the chief executive officer, if any, or the president. Stockholders are not permitted to call a special meeting or require our board of directors to call a special meeting.

Supermajority Vote to Amend Certificate of Incorporation and Bylaws

Our certificate of incorporation provides that the approval of at least two-thirds of the outstanding shares of our common stock is required to amend certain provisions of our certificate of incorporation. Our certificate of incorporation and bylaws provide that the approval of holders of at least two-thirds of the outstanding shares of our common stock is required to amend our bylaws. Our bylaws may also be amended by a majority of our board of directors.

No Cumulative Voting

Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not grant stockholders the right to vote cumulatively. Therefore, stockholders holding a majority of the shares of common stock outstanding are able to elect all of our directors.

No Written Consent of Stockholders

Our certificate of incorporation and bylaws provide that all stockholder actions, other than those actions required or permitted to be taken by holders of any then-outstanding series of preferred stock, are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Advance Notice Procedure

Our bylaws provide that our board of directors, the chairman of the board of directors, the chief executive officer, if any, or the president may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Our bylaws also establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual or special meeting of the stockholders. This notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors or any duly authorized committee of the board of directors, or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to the secretary of our company prior to the meeting at which directors are to be elected, will be eligible for election as directors. The procedure also requires that, in order to raise matters at an annual or special meeting, those matters must be raised before the meeting pursuant to the notice of meeting the company delivers or by, or at the direction of, our board of directors or any duly authorized committee of the board of directors, or by a stockholder who is entitled to vote at the meeting and who has given timely written notice to our secretary of his, her or its intention to raise those matters at the annual or special meeting. If the officer presiding at a meeting determines that a person was not nominated, or other business was not brought before the meeting, in accordance with the notice procedure, that person is not be eligible for election as a director, or that business will not be conducted at the meeting, as applicable.

Blank Check Preferred Stock

Our certificate of incorporation provides for 20,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our board of directors were to determine that a takeover proposal is not in the best interest of us and our stockholders, our board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our certification of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance may also adversely affect the rights and powers, including voting rights, of these holders and may have the effect of delaying, deterring or preventing a change in control of us.

Authorized but Unissued Shares

Under Delaware law, our authorized but unissued shares of common stock are available for future issuance without stockholder approval. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203, subject to certain exceptions, prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•

at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Corporate Opportunities

Our largest stockholder as of the date of this prospectus, Seidler, is in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Corporate opportunities may therefore arise in the area of potential acquisitions of competitive businesses that may be attractive to us as well as to Seidler. Seidler and members of our board of directors affiliated with Seidler and its affiliates, by the terms of our certificate of incorporation, will not, to the fullest extent permitted by law, be required to offer us any transaction opportunity of which they become aware and could take such opportunity for themselves or offer it to other companies in which they have an investment, unless such opportunity is expressly offered to them solely in their capacity as members of our board of directors.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the Delaware General Corporation Law; or any action asserting a claim against us that is governed by the internal affairs doctrine.

The overall effect of the foregoing provisions may be to deter a future tender offer. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our common stock at that time. In addition, these provisions may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business

Limitation on Liability of Directors and Officers

Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on behalf of us, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

In addition, our certificate of incorporation allows and our bylaws require that we indemnify our directors and officers to the fullest extent permitted by Delaware law. We also expect to continue to maintain directors’ and officers’ liability insurance. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders.

In addition to the indemnification in our certificate of incorporation and bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of our directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these bylaw provisions and indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Group PLC.

Exchange Listing

Our common stock is listed on the Nasdaq Global Select Market under the symbol “SPWH.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer in one or more series under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations.

We will issue the debt securities under the indenture that we will enter into with a national banking association or other eligible party, as trustee. The indenture will be qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. We have filed the form of indenture as an exhibit to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the SEC.

The following summary of material provisions of the debt securities and the indenture is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indenture that contains the terms of the debt securities.

General

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth in an officer’s certificate or a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet), including the following terms, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities, including the terms of subordination, if any, of such guarantees;

•	the date or dates on which the principal of the securities of the series is payable;

•	the interest rate, if any, and the method for calculating the interest rate;

•	the dates from which interest will accrue, the interest payment dates and the record dates for the interest payments;

•

the place or places where principal of, and any interest on, the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	any mandatory or optional redemption terms;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•

any dates, if any, on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of such repurchase obligations;

•	the denominations in which the debt securities will be issued;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•

the currency of denomination of the debt securities, which may be U.S. dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of the principal of, and any interest on, the debt securities will be made;

•

if payments of principal of, any interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;

•

the manner in which the amounts of payment of principal of, or any interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•

any addition to, deletion of or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents appointed with respect to the debt securities;

•

the provisions, if any, relating to conversion or exchange of any series of debt securities, including if applicable, the conversion or exchange price and period, the securities or other property into which the debt securities will be convertible, provisions as to whether conversion or exchange will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion price or exchange price and provisions affecting conversion or exchange if such series of debt securities are redeemed; and

•

any other terms of the series of debt securities that may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon maturity or a declaration of acceleration of their maturity following an event of default pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the depositary, or a nominee of the depositary (we will refer to any such debt security as a “global debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificate as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth below, global debt securities will not be issuable in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. Beneficial interests in global debt securities will not be issuable in certificated form unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture and we fail to appoint a successor depositary within 90 days of such event, (ii) we determine, in our sole discretion, not to have such securities represented by one or more global securities or (iii) any other circumstances shall exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement. Unless and until a global debt security is exchanged for certificated debt securities under the limited circumstances described in the previous sentence, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

Sportsman’s Warehouse may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any person (a “successor person”) unless:

•

Sportsman’s Warehouse is the surviving corporation or the successor person (if other than Sportsman’s Warehouse) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes Sportsman’s Warehouse’s obligations on the debt securities and under the indenture; and

•	immediately after giving effect to the transaction, no default or event of default, shall have occurred and be continuing.

Notwithstanding the above, any of Sportsman’s Warehouse’s subsidiaries may consolidate with, merge into or transfer all or part of its properties to Sportsman’s Warehouse.

Events of Default

“ Event of Default ” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series at its maturity;

•

default in the performance or breach of any covenant by us in the indenture (other than defaults described above or defaults relating to a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Sportsman’s Warehouse; and

•

any other event of default provided with respect to a series of debt securities, including any events of default relating to guarantors, if any, or subsidiaries that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an event of default with respect to any series of debt securities at the time outstanding occurs and is continuing (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration of acceleration and its consequences if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right of power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series;

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute the proceedings in respect of such event of default in its own name as trustee under the indenture;

•

such holder or holders have offered to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request;

•	the trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and

•

no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any interest on, that debt security on or after the due dates expressed in that debt security (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such holder.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture from our principal executive officer, principal financial officer or principal accounting officer. If a default or event of default occurs and is continuing with respect to the debt securities of any series and if it is actually known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of a default or event of default within 60 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such default or event of default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify and amend or supplement the indenture or the debt securities of one or more series without the consent of any holder of any debt security:

•	to add guarantees with respect to debt securities of a series or secure debt securities of a series;

•	to surrender any of our rights or powers under the indenture;

•	to add covenants or events of default for the benefit of the holders of any series of debt securities;

•	to comply with the applicable procedures of the applicable depositary;

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to make any change that does not materially adversely affect the rights of any holder of debt securities;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;

•	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; and

•	for certain other reasons set forth in any prospectus supplement.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then-outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•

reduce the principal of, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in principal amount of the then-outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of, or any interest on, any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and any interest on, those debt securities and to institute suit for the enforcement of any such payment;

•	make any change to certain provisions of the indenture relating to waivers or amendments; or

•	waive a redemption payment with respect to any debt security, provided that such redemption is made at our option

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, by written notice to the trustee, waive our compliance with provisions of the indenture or the debt securities with respect to such series. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law).

DESCRIPTION OF WARRANTS

General

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase shares of common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with shares of common stock, preferred stock and/or debt securities offered by any prospectus supplement and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The specific terms of any warrants may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those warrants, as well as for other reasons. Because the terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

We will issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read any applicable prospectus supplement related to the warrants that we sell under this prospectus, as well as the complete warrant agreement that contain the terms of the warrants and defines your rights as a warrant holder.

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;

•	the designation and terms of any series of debt securities with which the warrants are being offered and the number of warrants offered with each such debt security;

•	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of shares of common stock or preferred stock are offered, the prospectus supplement will describe the following terms, to the extent applicable:

•	the offering price and the aggregate number of warrants offered;

•	the total number of shares that can be purchased if a holder of the warrants exercises them;

•	the number of warrants being offered with each share of common stock;

•	the date on and after which the holder of the warrants can transfer them separately from the related shares of common stock or preferred stock;

•

the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which those shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;

•	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;

•	the date on which the right to exercise the warrants begins and the date on which that right expires;

•	federal income tax consequences of holding or exercising the warrants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of shares of common stock or preferred stock will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase shares of common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying shares of common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “—Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	deliver to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly complete and sign the reverse side of the warrant certificate representing the warrants; and

•	deliver the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities or shares of common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a warrant for shares of common stock or preferred stock will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

•

issue shares of common stock or preferred stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to all or substantially all holders of our common stock or preferred stock;

•	pay any cash to all or substantially all holders of our common stock or preferred stock, other than a cash dividend paid out of our current or retained earnings;

•	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to all or substantially all holders of our common stock or preferred stock; or

•

issue common stock, preferred stock or additional shares or other securities or property to all or substantially all holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement;

then the holders of common stock warrants or preferred stock warrants will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of shares and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional shares and other securities and property.

Except as stated above, the exercise price and number of securities covered by a warrant for shares of common stock or preferred stock, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants or preferred stock warrants may have additional rights under the following circumstances:

•	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock;

•	certain share exchanges, mergers, or similar transactions involving us that result in changes of the common stock or preferred stock; or

•	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive shares, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants or preferred stock warrants then-outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF RIGHTS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the rights that we may offer under this prospectus. We may issue rights to our stockholders to purchase shares of our common stock and/or any of the other securities offered hereby. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. Because the terms of any rights we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus. We will incorporate by reference into the registration statement of which this prospectus is a part the form of rights agreement that describes the terms of the series of rights we are offering before the issuance of the related series of rights. The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

•	the date for determining the persons entitled to participate in the rights distribution;

•	the exercise price for the rights;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the rights;

•	the number of rights issued to each stockholder and the number of rights outstanding, if any;

•	the extent to which the rights are transferable;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities;

•	anti-dilution provisions of the rights, if any; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS

We may issue units comprising two or more securities described in this prospectus in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

•	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

PLAN OF DISTRIBUTION

We may sell the securities, and the selling stockholder may sell some or all of the shares of common stock that it currently holds, from time to time, by a variety of methods, including the following:

•	on any national securities exchange or quotation service on which our securities may be listed at the time of sale, including Nasdaq;

•	in the over-the-counter market;

•	in transactions otherwise than on such exchange or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through underwriters, broker-dealers, agents, in privately negotiated transactions, or any combination of these methods;

•	through short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any of these methods; or

•	by any other method permitted pursuant to applicable law.

As used in this prospectus, “selling stockholder” includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer.

We will not receive any proceeds from the sale of shares of our common stock that may be sold from time to time pursuant to this prospectus by the selling stockholder. We will bear the costs associated with this registration in accordance with the registration rights agreement. However, the selling stockholder will bear any brokerage commissions, transfer taxes, or underwriting commissions and discounts attributable to its sale of shares of our common stock.

The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public.

In connection with the sale of the securities, we, or the selling stockholder, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., the maximum amount of underwriting compensation, including underwriting discounts and commissions, to be paid in connection with any offering of securities pursuant to this prospectus may not exceed 8% of the aggregate principal amount of securities offered. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at-the-market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we or the selling stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, the selling stockholder or borrowed from us, the selling stockholder or others to settle those sales or to close out any related open borrowings of common stock and may use securities received from us or the selling stockholder in settlement of those derivatives to close out any related open borrowings of our common stock. In addition, we or the selling stockholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering and the validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon by O’Melveny  & Myers LLP.

EXPERTS

The consolidated financial statements of Sportsman’s Warehouse Holdings, Inc. as of February 3, 2018 and January 28, 2017, and for each of the fiscal years in the three-year period ended February 3, 2018, have been incorporated by reference herein in reliance upon KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.